Exhibit 99.1

Janus Contacts:	April 29, 2003

Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS CAPITAL GROUP ANNOUNCES FIRST-QUARTER 2003 RESULTS

Janus Announces Plans to Further Expand Its Product Offerings

DENVER – Janus Capital Group Inc. (NYSE: JNS) today reported net income of $38.6 million, or $0.17 per diluted share, during the first quarter 2003 compared with $45.0 million, or $0.20 per diluted share in the preceding quarter, and $97.2 million, or $0.42 per diluted share in the first quarter of 2002. Average assets under management in the first quarter 2003 totaled $136.4 billion, a 4.7% decrease from the fourth quarter of 2002, and a 26.9% decline from the first quarter of 2002.

“Despite the challenging operating environment, we made significant progress in our first quarter after the reorganization in positioning Janus for success,” said Chief Executive Officer Mark Whiston. “We initially broadened our product lineup by introducing several small- and mid-cap value and risk-managed equity funds. These funds, which are managed by our subsidiaries but carry the Janus brand, are designed to complement our growth offerings. Today we’re taking the next step, by announcing a new alliance with large-cap value specialist Vontobel Asset Management.”

Pending the approval of its fund board and shareholders, Vontobel will name Janus as the advisor for its U.S. Value and International Equity funds, Whiston said. Janus plans to rebrand and market both funds through its distribution network.

“With a wider range of investment choices, we’re seeing a dramatic increase in demand for our products,” Whiston said, noting that institutional requests for proposals in the first quarter were up 72% from the same time last year.

Meanwhile, as Janus continues to focus on improving performance, Whiston pointed out that 85% of the company’s retail equity funds outperformed their respective indices for the first quarter.

Recent Developments: LLC Share Conversion, Berger Assets and DST

Also last quarter, Janus simplified its corporate structure by converting all outstanding employee-held shares of its Janus Capital Management LLC subsidiary (JCM) into publicly traded common shares of Janus Capital Group. The transaction resulted in 780,000 JCM shares converting into approximately 15.6 million common shares, thereby aligning the interests of Janus employees and stockholders and reducing the company’s effective tax rate.

In addition, after receiving final approval from Berger Financial Group LLC shareholders, approximately $6 billion in assets from Perkins, Wolf, McDonnell and Company and Bay Isle Financial LLC were transitioned to Janus. Approximately $1 billion in Berger growth fund assets were also merged into similar Janus funds.

Lastly, in a joint statement issued today, Janus Capital Group Inc. and DST Systems, Inc. (NYSE: DST) announced that the two companies are discussing potential transactions, including a tax-free reorganization, that could result in DST acquiring all or a portion of the 39.7 million shares (approximately 33%) of DST common stock currently owned by Janus. The discussions are preliminary and no agreement has been reached.

Financial Results — 1st Quarter 2003 vs. 4th Quarter 2002

Assets under management at March 31, 2003 totaled $132.7 billion, a decline of $5.7 billion from the $138.4 billion reported at the end of 2002, due to $2.7 billion in net outflows combined with $3.0 billion of market depreciation. Approximately $700 million of the net outflows came from money market funds, while the rest was primarily from Janus’ growth equity disciplines.

The decline in average assets under management resulted in a 5.2% decrease in revenue from $248.3 million to $235.5 million. Meanwhile operating expenses increased slightly from the fourth quarter of 2002, leading to an overall decrease in operating margins, from 31.0% to 26.8%.

Employee compensation and benefits increased $12.0 million, primarily due to two factors: One was the reversal of approximately $6 million in annual incentive bonuses in the prior quarter; the other factor was approximately $4 million of current-quarter charges relating to: (1) severance payments from additional headcount reductions and (2) retention bonuses for certain Berger and Stilwell employees who helped transition management responsibilities to Janus. Further transitional charges are expected in the second quarter. Management expects to begin realizing additional merger-related savings in the second half of 2003, with the full estimated annual cost savings of $40 million realized in 2004.

The increase in employee compensation was almost entirely offset by decreases in:

•	Restricted stock compensation ($3.0 million), due to equity grants made in prior years fully vesting in 2002;

•	Marketing and distribution ($3.7 million), primarily as a result of the decrease in reimbursed assets under management quarter over quarter; and

•	General, administrative and occupancy ($4.2 million), due to lower professional services and infrastructure costs – a significant portion of which is related to the year-end reorganization – offset by an increase in corporate insurance premiums.

Janus Capital Group’s effective tax rate for the quarter was 41.1%, an increase from the fourth quarter due to certain tax reversals recorded in the prior quarter. As discussed in conjunction with the conversion of Janus Capital Management LLC shares to publicly traded stock, Janus Capital Group’s effective tax rate for 2003 is expected to be between 40% and 42%. The effective tax rate in future years should decline as the stock price increases.

Financial Results — 1st Quarter 2003 vs. 1st Quarter 2002

As a result of the decrease in average assets under management, revenue declined 28.3% from $328.3 million to $235.5 million. Meanwhile operating expenses decreased $17.8 million, or 9.4%, causing operating margins to decline from 42.0% to 26.8% quarter over quarter.

The decline in operating expenses was primarily caused by decreases in the variable portions of employee compensation, and a decrease in marketing and distribution expenditures. These declines were offset by the previously discussed current-quarter severance and retention charges and the increase in restricted stock compensation as a result of the April 2002 issuance of equity to Janus Capital Management LLC employees.

First Quarter 2003 Earnings Call

Janus Capital Group will present its first quarter 2003 financial results during a conference call April 29, 2003, at 11 a.m. Eastern Daylight Time. The call-in number will be 877-301-7574. (Anyone outside the United States or Canada should call 706-643-3623.) The slides used during the presentation will be available on the company’s investor relations site at www.janus.com beginning April 29, 2003. For those unable to join the conference call at the scheduled time, a replay will be available on janus.com.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Berger Financial Group LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns approximately 33% of DST Systems, Inc. (NYSE: DST) and has agreed to take a 30% ownership stake in Perkins, Wolf, McDonnell and Company’s investment advisory business.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

JANUS CAPITAL GROUP INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share data)

	Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Revenues:
Investment management fees	$185.4	$200.2	$270.5
Shareowner servicing fees and other	50.1	48.1	57.8

Total	235.5	248.3	328.3

Operating expenses:
Employee compensation and benefits	60.7	48.7	69.5
Restricted stock compensation	21.5	24.5	9.7
Marketing and distribution	41.1	44.8	61.5
Depreciation and amortization	18.3	18.2	17.8
General, administrative and occupancy	30.9	35.1	31.8

Total	172.5	171.3	190.3

Operating Income	63.0	77.0	138.0

Equity in earnings of unconsolidated affiliates	17.1	15.0	19.4
Interest expense	(16.2)	(16.7)	(13.4)
Other, net	3.0	1.7	3.0

Income before taxes and minority interest	66.9	77.0	147.0
Income tax provision	27.5	30.4	49.2
Minority interest in consolidated earnings	0.8	1.6	0.6

Net Income	$38.6	$45.0	$97.2

Per Share Data:
Weighted average common shares outstanding (in millions)	223.8	222.5	222.3

Basic Earnings per share	$0.17	$0.20	$0.44

Weighted average diluted common shares outstanding (in millions)	224.8	223.8	224.6

Diluted Earnings per share	$0.17	$0.20	$0.42

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW INFORMATION
(dollars in millions)

	Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Cash provided by (used in):
Operating activities:	$39.5	$64.1	$130.3
Investing activities	(46.6)	27.9	(45.0)
Financing activities	(10.2)	(21.7)	(27.1)

Net change during period	$(17.3)	$70.3	$58.2

JANUS CAPITAL GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$143.3	$160.6
Other current assets	224.5	185.0
Investments and other assets	495.4	517.5
Property and equipment, net	64.7	71.5
Intangibles and goodwill, net	2,459.3	2,387.1

Total Assets	$3,387.2	$3,321.7

Liabilities and Stockholders’ Equity
Long-term debt	$855.1	$856.0
Other liabilities	222.2	228.6
Deferred income taxes	717.2	729.1
Stockholders’ equity	1,592.7	1,508.0

Total Liabilities and Stockholders’ Equity	$3,387.2	$3,321.7

AVERAGE MANAGED ASSETS BY DISTRIBUTION SEGMENT
(dollars in billions)

	Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

TPA/Adviser-assisted	$71.4	$75.5	$99.2
Direct no-load	33.8	36.0	52.1
Offshore/International	6.7	5.8	5.8
Private/Subadvised	24.5	25.9	29.4

Total average assets	$136.4	$143.2	$186.5

ASSETS UNDER MANAGEMENT BY SUBSIDIARY
(dollars in billions)

	March 31,	December 31,	March 31,
	2003	2002	2002

Janus Capital Management LLC	$118.8	$125.0	$174.4
Bay Isle Financial LLC	1.0	1.1	1.3
Enhanced Investment Technologies, LLC	8.1	7.3	6.0
Berger Financial Group LLC	—	—	2.3
Perkins, Wolf, McDonnell and Company	4.8	5.0	5.9

Total assets	$132.7	$138.4	$189.9

JANUS CAPITAL GROUP INC.
ASSET FLOWS BY INVESTMENT DISCIPLINE
(dollars in billions)

	Three Months Ended
	March 31,

	2003	2002

Growth Equity
Beginning of period assets*	$81.5	$142.8
Sales	5.3	10.3
Redemptions	(8.1)	(13.3)

Net sales (redemptions)	(2.8)	(3.0)
Market appreciation (depreciation)	(3.1)	(8.3)

End of period assets	$75.6	$131.5

Mathematical / Quantitative
Beginning of period assets	$7.3	$—
Acquisitions	—	6.0
Sales	0.3	—
Redemptions	—	—

Net sales (redemptions)	0.3	—
Market appreciation (depreciation)	0.5	—

End of period assets	$8.1	$6.0

Fixed Income
Beginning of period assets*	$6.8	$3.5
Sales	1.6	0.8
Redemptions	(0.8)	(0.6)

Net sales (redemptions)	0.8	0.2
Market appreciation (depreciation)	0.2	1.4

End of period assets	$7.8	$5.1

Core / Blend
Beginning of period assets*	$18.9	$21.1
Sales	1.0	1.7
Redemptions	(1.3)	(1.3)

Net sales (redemptions)	(0.3)	0.4
Market appreciation (depreciation)	(0.3)	1.4

End of period assets	$18.3	$22.9

Value
Beginning of period assets*	$6.4	$6.0
Sales	0.5	1.3
Redemptions	(0.5)	(0.5)

Net sales (redemptions)	—	0.8
Market appreciation (depreciation)	(0.4)	0.8

End of period assets	$6.0	$7.6

Money Market
Beginning of period assets	$17.5	$19.1
Sales	70.1	88.4
Redemptions	(70.8)	(90.7)

Net sales (redemptions)	(0.7)	(2.3)
Market appreciation (depreciation)	0.1	—

End of period assets	$16.9	$16.8

Complex-Wide
Beginning of period assets	$138.4	$192.5
Acquisitions	—	6.0
Sales	78.8	102.5
Redemptions	(81.5)	(106.4)

Net sales (redemptions)	(2.7)	(3.9)
Market appreciation (depreciation)	(3.0)	(4.7)

End of period assets	$132.7	$189.9

*	Certain December 31, 2002 balances have been reclassified between investment disciplines due to changes in Lipper and other internal classifications.

Due to market volatility, current performance may be higher or lower than the figures shown. Call 1-800-525-3713 or visit janus.com for current performance and a prospectus containing more information, including charges, risks and expenses. Read the prospectus carefully before you invest or send money.

Past performance is no guarantee of future results and investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Total return includes reinvestment of dividends and capital gains.

A fund’s performance may be affected by risks that include those associated with non-diversification, investments in foreign securities, non-investment grade debt securities, undervalued companies or companies with a relatively small market capitalization. Please see a Janus prospectus for more detailed information. Due to recent market volatility, certain funds may have an increased position in cash for temporary defensive purposes. 5 A 1% redemption fee may be imposed on shares held for less than 90 days. 3,4 Returns have sustained significant gains and losses due to market volatility in the technology or consumer discretionary sectors.

AVERAGE ANNUAL TOTAL RETURNS ENDING MARCH 31, 2003

					Since
	One Year	Three Years	Five Years	Ten Years	Inception
Growth Funds (Inception Date)
Janus Fund[1](2/70)	(28.84)	(26.03)	(4.42)	6.11	13.74
Janus Enterprise Fund (9/92)	(21.07)	(35.49)	(4.40)	5.49	8.13
Janus Growth and Income Fund (5/91)	(22.81)	(18.78)	0.73	10.77	12.48
Janus Mercury Fund (5/93)	(25.81)	(30.37)	(0.04)	—	11.26
Janus Olympus Fund (12/95)	(28.41)	(29.88)	0.68	—	8.90
Janus Orion Fund (6/00)	(30.55)	—	—	—	(27.80)
Janus Twenty Fund** (4/85)	(19.83)	(30.02)	(2.70)	8.43	12.29
Janus Venture Fund**[3](4/85)	(29.46)	(30.58)	(2.59)	5.08	11.25

International/Global Funds[5] (Inception Date)
Janus Global Life Sciences Fund (12/98)	(24.11)	(12.83)	—	—	5.47
Janus Global Technology Fund (12/98)	(38.06)	(42.17)	—	—	(7.49)
Janus Global Value Fund[4](6/01)	(31.73)	—	—	—	(12.36)
Janus Overseas Fund** (5/94)	(31.48)	(28.03)	(4.30)	—	6.30
Janus Worldwide Fund (5/91)	(31.60)	(27.02)	(5.03)	7.65	9.69

Core Funds (Inception Date)
Janus Balanced Fund (9/92)	(8.19)	(6.14)	4.88	10.04	11.30
Janus Core Equity Fund (6/96)	(22.61)	(14.95)	2.24	—	10.05
Janus Special Equity Fund[2] (2/00)	(29.06)	(13.17)	—	—	(10.58)

Value Funds (Inception Date) Janus Mid Cap Value Fund[6] (8/98)	(20.12)	5.80	—	—	13.50
Janus Small Cap Value Fund**[7](10/87)	(24.85)	5.68	5.51	13.45	13.09

Comparative Equity Indices
Standard & Poor’s 500 Index	(24.75)	(16.09)	(3.76)	8.53
Standard & Poor’s MidCap 400 Index	(23.45)	(5.39)	3.27	11.09
Russell 2000 Index	(26.96)	(11.00)	(4.12)	6.22
Russell Mid Cap Value Index	(19.66)	1.53	0.18	9.71
Russell 2000 Value Index	(23.27)	4.29	0.03	9.26
Morgan Stanley Cap. Int’l. EAFE Index	(23.59)	(19.54)	(7.13)	1.96
Morgan Stanley Cap. Int’l. World Index	(24.34)	(18.38)	(5.68)	4.84
Balanced Index	(6.87)	(3.69)	1.57	7.62

**	Closed to new investors.

1On 2/28/03, Janus Fund 2 merged into Janus Fund.

2On 2/28/03, Janus Special Situations Fund merged into Janus Strategic Value Fund and the fund name changed to Janus Special Equity Fund.

6On 4/17/03, Berger Mid Cap Value Fund was reorganized into Janus Mid Cap Value Fund.

7On 4/17/03, Berger Small Cap Value Fund was reorganized into Janus Small Cap Value Fund.

The Fund’s portfolio may differ significantly from the securities held in the index. The index is not available for direct investment; therefore its performance does not reflect the expenses associated with the active management of an actual portfolio.

The Balanced Index is internally calculated and is composed of 50% S&P 500 Index, 40% Lehman Brothers Government/Credit Index and 10% Salomon Smith Barney 3-month T-bill. The Morgan Stanley Capital International EAFE Index is a market capitalization weighted index composed of companies representative of the market structure of 21 Developed Market countries in Europe, Australasia and the Far East. The Morgan Stanley Capital International World Index is a market capitalization weighted index composed of companies representative of the market structure of 23 Developed Market countries in North America, Europe and the Asia/Pacific Region. The Russell 2000 Index is an index that measures the performance of the 2,000 smallest companies in the Russell 3000 Index. The Russell 2000 Value Index measures the performance of those Russell 2000 companies with lower price-to-book ratios and lower forecasted growth values. The Russell Midcap Value Index measures the performance of those Russell Midcap companies with lower price-to-book ratios and lower forecasted growth rates. The S&P 500 is the Standard & Poor’s Composite Index of 500 stocks, a widely recognized, unmanaged index of common stock prices. The S&P MidCap 400 Index is an unmanaged group of 400 domestic stocks chosen for their market size, liquidity and industry group representation.

Janus funds are distributed by Janus Distributors LLC. Vontobel U.S. Value and International Equity Funds distributed by Vontobel Fund Distributors. (4/03)